Exhibit 10.1

CONSULTING SERVICES AGREEMENT

BETWEEN

DEBRA W. STRUHSACKER

and

PERSHING GOLD CORPORATION

1. PARTIES TO AGREEMENT

This agreement is made effective as of February 1, 2018 between Pershing Gold Corporation, (hereinafter referred to as “Company”) and Debra W. Struhsacker (hereinafter referred to as “Consultant”) (the “Agreement”).

2. SCOPE OF SERVICES

Consultant agrees to provide environmental permitting and government relations consulting services as requested in conjunction with the Company’s Relief Canyon Project and other Nevada exploration and mining projects that the Company may evaluate or acquire from time to time. Consultant will assist the Company in developing and implementing environmental permitting and government relations strategies to secure the necessary permits for Phase II of the Relief Canyon Mine and achieving the enactment of the Pershing County Economic Development and Conservation Act. Company undertakes to provide Consultant any and all facts and information relevant to the services as requested provided under this Agreement. By mutual agreement and by written notification, this Scope of Services can be modified to include other tasks as requested by the Company.

3. COMPENSATION

A.	Retainer and Expenses. The Company agrees to pay Consultant a monthly retainer in the amount of $15,000 per month for Consultant’s commitment to provide 60 hours per month of professional time. If Consultant devotes more than 60 hours per month to the Relief Canyon Project or to other Company matters, the extra time will be billed at an hourly rate of $250 per hour, according to the Schedule of Charges shown in Exhibit A. The Company agrees to reimburse Consultant for the expenses listed on Exhibit A incurred in working on the Company’s projects. Consultant will invoice the Company for the monthly retainer, any additional hourly charges, and expenses on a monthly basis. The retainer, additional hourly charges, and expenses shall be paid by the Company to the Consultant in U.S. dollars within 30 days after receipt of an invoice. Payment delayed past that time shall be subject to an interest charge of 1.5% per month or part thereof. In the event of any disagreement with regard to any disputed expense, Consultant and Company shall make every reasonable effort to resolve any dispute between them in a manner satisfactory to both parties.

B.	Additional Compensation. The Company agrees that Consultant shall be paid performance bonuses up to (i) $200,000 in cash and Stock Options, if Consultant successfully secures the Bureau of Land Management’s (“BLM”) approval of the Plan of Operations Modification for Phase II of the Relief Canyon Project (“Phase II Permit”) on or before 365 days after BLM initiates the NEPA process by publishing the Notice of Intent/Public Scoping Notice for the Environmental Impact Statement for Phase II of the Relief Canyon Project in the Federal Register to be paid as follows: (a) $50,000 cash plus $50,000 in Stock Options, if Consultant secures publication of the Notice of Intent for the EIS on or before 45 federal business days after the BLM Winnemucca District Office deems the Plan of Operations Modification application complete; and (b) $50,000 cash plus $50,000 in Stock Options if Consultant secures approval of the Phase II Permit on or before 365 days after BLM publishes the Notice of Intent; and (ii) $100,000 in cash and Stock Options ($50,000 in cash plus $50,000 in Stock Options) if Consultant successfully secures Congressional and presidential approval of the Pershing County Economic Development and Conservation Act on or before December 31, 2018. “Stock Options” as used in this clause 3.B. shall mean five-year options to purchase shares of PGLC Common Stock at a strike price equal to the closing price on the date of the grant.

4. AGREEMENT PERIOD

This Agreement is for the period February 1, 2018 through December 31, 2018. Upon mutual consent, this Agreement can be extended.

5. CONSULTANT’S EMPLOYMENT STATUS

The Company and Consultant agree that pursuant to the Resignation, Waiver and Release dated January 29, 2018, Consultant has terminated her employee relationship with the Company and commencing the effective date of this Agreement Consultant shall be working as an independent contractor. As defined in this Agreement, Consultant’s responsibilities and scope of work are substantially different from those performed during Consultant’s tenure as an employee. The Company will not be exercising day to day control or oversight. The Consultant will not engage an affiliate, subcontractor, or subconsultant, or enter into any agreements for the purpose of carrying out Consultant’s scope of work without prior written approval from the Company. Nothing in this Agreement shall be construed to make Consultant or any of its employees or agents to be employees or agents of the Company. Consultant will be solely responsible for paying her own federal, state, local, and social security taxes. Because the Consultant is providing services as an independent contractor and not an employee, the Company will not withhold any taxes and Consultant shall indemnify, defend and hold Company harmless from any tax liability or penalties related to Consultant’s services under this Agreement.

6. TERMINATION FOR CONVENIENCE

Company and Consultant reserve the right to terminate this Agreement for any reason, at any time, upon 30 days written notice. Such termination shall take effect upon the expiration of the 30-day period. During any 30 day notice period Consultant shall fully cooperate and take any actions necessary to transition her responsibilities to the Consultant or employee designated by Company. In the event of termination, Company shall pay Consultant for all services satisfactorily performed as of the date of termination in accordance with the rates set forth in Exhibit A. Any monthly amounts due at the time of termination shall be pro-rated to the date of termination. Appropriate deductions shall be made by Company for any amounts previously paid to Consultant and for any amounts that may be due Company. Company agrees that it shall not terminate for convenience to avoid payment to Consultant of the additional compensation amounts described in Section 4.B.

7. PROPRIETARY INFORMATION

Consultant agrees that, during and after the term of this Agreement, it will not directly or indirectly disclose to any third person, nor use for its own benefit or the benefit of anyone other than the Company, any inventions, discoveries, developments, trade secrets, techniques, methods, processes, formulae, specifications, specialized knowledge, data, records, customer lists or data, or other confidential or proprietary information or ideas of the Company, encountered or originated by Consultant and arising out of its rendering services to the Company, without written permission from the Company.

8. OWNERSHIP OF MATERIALS AND DOCUMENTS

All studies, data, and documents prepared by or for the Consultant, shall be the property of the Company and shall be furnished to the Company within 30 days following expiry of this Agreement. The Consultant may retain a copy of all documents for recordkeeping purposes, but shall not use or permit the use of any such documents for any other client, without first obtaining the Company's written consent.

9. LIABILITY, INDEMNITY, AND INSURANCE

As an independent contractor, Consultant shall be responsible for its own operations in accordance with the following conditions:

A.	No warranty or representation, either expressed or implied, is included or intended in Consultant’s proposals, contracts, or reports.

B.	Except for illegal, willful or grossly negligent conduct, Consultant shall not be liable to Company or third parties for any damages hereunder, including any arbitration and/or attorney fees. Unless Consultant engages in gross illegal, willful or grossly negligent conduct, Consultant shall have no liability for loss of use, profit, revenue, consequential, indirect, special punitive or exemplary damages or environmental impairment.

C.	Company agrees to indemnify, hold harmless, and defend Consultant from and against all claims for liability arising under this Agreement including, without limitation, claims for bodily injury, property damage, and third-party claims. However, Company shall not indemnify, hold harmless and defend any liability resulting from Consultant’s willful misconduct or grossly negligent conduct.

D.	Consultant shall maintain and, if requested, provide evidence of automobile and general liability insurance for performance of services under this Agreement. Consultant’s insurance obligation shall be limited to $500,000.

10. MISCELLANEOUS

A.	This Agreement constitutes the entire understanding and agreement of Consultant and the Company with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous agreements, understandings, inducements, or conditions, express or implied, written or oral, between the Company and Consultant. Notwithstanding the foregoing, the parties acknowledge that they are entering into a Resignation, Waiver and Release dated January 29, 2018. Furthermore, nothing in this paragraph supersedes the terms of the Restricted Stock Unit Agreements between the Company and Consultant dated February 3, 2017 or the Company’s 2013 Equity Incentive Plan. The parties hereby acknowledge and agree that Consultant’s resignation from employment and continued provision of services hereunder shall not result in a separation of service from the Company as defined in Section 409A of the Internal Revenue Code of 1986, as amended, and that Consultant is therefore not entitled to payment or settlement of any Restricted Stock Units.

B.	The failure of either party to enforce any of the provisions in this Agreement shall not be construed to be a waiver of the right of such party to enforce such provision thereafter.

C.	Notwithstanding termination of this Agreement, Consultant shall nonetheless continue to be bound by the confidentiality provisions of this Agreement.

D.	The laws of the state of Nevada, without regard to the application of conflicts of law principles, shall govern this Agreement. Any legal proceedings arising from or related to this Agreement shall be exclusively heard in state or federal court located in Nevada.

11. SIGNATURES

The following signatories are the authorized representatives upon whose decisions and information each party may rely in performance of this Agreement. Any information or notices required or permitted hereunder shall be deemed to have been sufficiently given to either party if given to these signatories or to such other parties and/or address as they may subsequently designate.

This Agreement is effective the day and year indicated in Article No. 1.

Consultant:	Debra W. Struhsacker
Address:	[Redacted]

Telephone:	[Redacted]
E-mail:	[Redacted]

Signature:
	Debra W. Struhsacker	Date

Company:	Pershing Gold Corporation

Address:	1658 Cole Boulevard, Building 6, Suite 210
Lakewood, CO 80401
Attention: Steve Alfers

Telephone:	(720) 974-7248 (office)
Facsimile:	(720) 974-7249
E-mail:	salfers@pershinggold.com

Signature:
	Stephen D. Alfers	Date
Chairman, CEO and President

EXHIBIT A

SCHEDULE OF CHARGES

Professional Fees

Monthly Retainer for 60 hours per month	$15,000/month
Hourly rate for time spent in excess of 60 hours per month[1]	$250/hour

1 Consultant’s professional fees will not exceed $15,000 per month for 60 hours of professional time without prior written authorization communicated via electronic mail from the Company. Expert witness services will be charged at 1.5 times the normal hourly rate

Expenses	At Cost

Expenses include out-of-town living expenses, travel (airfare, lodging, meals, vehicle rentals, and mileage for use of personal vehicle), postage, shipping, long distance telephone, facsimile, and other costs incurred with outside services or equipment

Invoices are payable within 30 days of invoice date. Interest of 1.5% per month will be payable on any amount not paid within 30 days.

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